EXHIBIT A

AGREEMENT

JOINT FILING OF SCHEDULE 13G

The undersigned  hereby agree to jointly  prepare and file with regulatory authorities an amended joint Schedule 13G and any future  amendments thereto reporting each of the undersigned's ownership of securities of Pharma-Bio Serv, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Krovim LLC
By Nesher, LLC
Dated:	February 9, 2011 New York, New York	By: /s/ Dov Perlysky Dov Perlysky Managing Member

Dated:	February 9, 2011 New York, New York	/s/ Dov Perlysky Dov Perlysky

LDP Family Partnership LP
Dated:	February 9, 2011 New York, New York	By: /s/ Laya Perlysky Laya Perlysky General Partner